EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on March 31, 2025

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	581,398
Securities:	1,100
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	31,590
Premises and fixed asset	31,309
Other real estate owned:	0
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	64,330
Total Assets:	709,727

LIABILITIES	Thousands of Dollars
Deposits	5,688
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	88,648
Total Liabilities	94,336

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	355,412
Retained Earnings	258,980
Accumulated other comprehensive income	(1)
Total Equity Capital	615,391

Total Liabilities and Equity Capital	709,727